Exhibit 10.1
April 15, 2021
James P. Keane
901 44th St., SE
Grand Rapids, MI 49508

Dear Jim,

You have notified the Board of Directors of your intention to retire from Steelcase Inc. effective January 7, 2022. I am pleased to offer you the position of Vice Chair effective October 4, 2021, with responsibility for assisting the incoming CEO with the transition of relationships with external groups, engagement with shareholders and other assignments as requested by me or the Board. In this position you’ll report directly to me, and you will remain an employee of Steelcase Inc. Nothing herein is intended to alter the at-will employment relationship between you and Steelcase.

This letter is to confirm, in writing, your compensation package for this new position beginning October 4, 2021.

Base Salary
•Annual salary will continue at $1,071,000 ($41,192.31 bi-weekly).
Annual Incentive Compensation
•You will continue to participate in the Steelcase Inc. Management Incentive Plan (MIP).
•Your annual bonus target for FY22 will remain at 120% of base salary.
Long-term Incentive Compensation
•You will not receive any further long-term incentive awards.
•Your existing long-term incentive awards will remain in place.
Supplemental Executive Retirement Plan
•You will continue to participate in the Steelcase Inc. Executive Supplemental Retirement Plan.
Stock Ownership Guidelines
•You will not be subject to ownership guidelines.
Executive Severance Plan
•You will no longer be a participant in the Steelcase Inc. Executive Severance Plan.

Jim, I’m looking forward to working with you in this new role. Please let me know if you have any questions.

Sincerely,

/s/ Robert C. Pew III

Robert C. Pew III
Chair of the Board of Directors
Steelcase Inc.

I accept and agree to the terms offered in this letter.

/s/ James P. Keane 4/16/21
James P. Keane                 Date